  Exhibit 1.1

Prepared and submitted by:
George Hofmann (10005)
Matthew M. Boley (8536)
Jeffrey Trousdale (14814)
Cohne Kinghorn, P.C.
111 East Broadway, 11th Floor
Salt Lake City, UT 84111
Telephone: (801) 363-4300
Email:
jtrousdale@ck.law

Attorneys for George Hofmann,
Chapter 11 Trustee

IN THE UNITED STATES BANKRUPTCY COURT
DISTRICT OF UTAH, CENTRAL DIVISION

In re: VIDANGEL, INC., Debtor.	Bankruptcy No. 17-29073 (KRA) Chapter 11

ORDER CONFIRMING JOINT PLAN OF REORGANIZATION

This matter came before the Court on September 4, 2020 at 10:00 a.m. (the “Confirmation Hearing”) to consider confirmation of the Joint Plan of Reorganization of Trustee and Studios Under Chapter 11 of the Bankruptcy Code [Docket No. 849] (the “Joint Plan”), and upon the Trustee’s Second Amended Motion to Modify Plan and Motion to Confirm Modified Joint Plan [Docket No. 839] (the “Motion to Modify Plan”), both filed by George Hofmann (the “Trustee”), in his capacity as the Chapter 11 Trustee of VidAngel, Inc. (the “Debtor”), the Debtor in the above-referenced chapter 11 bankruptcy case (the “Case”).
Matthew M. Boley, Jeffrey Trousdale, and Caitlin McKelvie appeared on behalf of the Trustee. Thomas Walper, Rose Ehler, and Michael Johnson appeared on behalf of Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Fox Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance, LLC, New Line Productions, Inc., and Turner Entertainment Co. (collectively, the “Studios”). Other counsel and parties-in-interest noted their appearances on the record.
WHEREFORE, the Joint Plan and Motion to Modify having been transmitted to creditors and equity security holders as well as the Disclosure Statement approved by the Court;
WHEREFORE, the Court having announced its findings of fact and conclusions of law on the record during the Confirmation Hearing and having entered separately its written Findings and Conclusions Regarding Confirmation of Joint Plan of Reorganization (collectively, the “Findings and Conclusions”);
WHEREFORE, it having been determined, after hearing on notice, that all of the applicable requirements for confirmation set forth in 11 U.S.C. § 1129 have been satisfied with respect to the Joint Plan; and
WHEREFORE, based upon the Joint Plan, the Findings and Conclusions, the Ballot Tabulation Register [Docket No. 768], the Declaration of George Hofmann in Support of Confirmation of the Joint Plan of Reorganization and Motion to Approve Settlement Agreement Between VidAngel, Studios, and the Harmons [Docket No. 852], the Declaration of Mark Hashimoto in Support of Confirmation of Joint Plan of Reorganization [Docket No. 853], the Settlement Motion, the Motion to Modify, other filings concerning the Plan [e.g., Docket Nos. 640, 668, 841, 843, 844, 850, 851, and 854], the statements of counsel, the evidence received at the Confirmation Hearing and other matters of record, and good cause appearing, it hereby is
ORDERED that:
1. Plan Confirmed. The Joint Plan shall be, and hereby is, CONFIRMED as expressly supplemented and modified by this Confirmation Order1 (as supplemented and modified, the “Joint Plan” or the “Confirmed Plan”). A copy of the Joint Plan is attached hereto as Exhibit “1”.2
2. Motion to Modify Plan Granted. The Motion to Modify Plan shall be, and hereby is, GRANTED as more particularly described in this Confirmation Order.
3. Resolving Inconsistency. In the event of any conflict or inconsistency between the terms of the Joint Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. Except as otherwise provided herein, the terms of the Joint Plan (including the Plan Supplement Documents) are incorporated by reference into and are an integral part of this Confirmation Order.
4. Objections. Any and all objections to confirmation of the Joint Plan that were not withdrawn, waived or settled at or prior to the Confirmation Hearing, and all reservations of rights included in any such objections, are overruled in their entirety on the merits (except as otherwise provided in this Confirmation Order), and all withdrawn objections are deemed withdrawn with prejudice.
5. Effect of Confirmation. As of the Effective Date of the Joint Plan, all persons and entities hereby are enjoined permanently from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, indirectly, derivatively or otherwise against the Debtor, its Estate, or the Reorganized Debtor, on account of, or respecting any claims, interests, debts, rights, Causes of Action or liabilities discharged or released pursuant to the Joint Plan, except only to the extent expressly provided under the Joint Plan, the Settlement Agreement, the Plan Supplement Documents, or this Confirmation Order. All parties further are enjoined permanently from taking actions as provided under sections 12.3, 12.4, 12.5 and 12.6 of the Joint Plan, which provisions of the Joint Plan are incorporated by reference and shall be interpreted as express injunctions, Orders of restraint, and Orders of specific performance, if restated in this Confirmation Order in their entirety, and all parties are further enjoined as specified in section 1141 of the Bankruptcy Code.
6. Occurrence of Effective Date. The Joint Plan shall not become effective, and the Effective Date shall not occur, unless and until the conditions set forth in section 10.1 of the Joint Plan have been satisfied or waived. Notwithstanding anything in the Joint Plan to the contrary, the conditions set forth in section 10.1 of the Joint Plan must be satisfied or waived on or before sixty (60) days after the date of entry of this Order, or the Joint Plan shall be deemed revoked and withdrawn, this Order shall be deemed vacated, and the Plan Supplement Documents shall become void and unenforceable. Notwithstanding anything in the Confirmed Plan to the contrary, and except only to the extent the conditions set forth in section 10.1 of the Confirmed Plan have not yet been satisfied or waived, the Plan shall become effective upon the earlier of (a) one business day after the Trustee and the Studios file notice (i) that the conditions set forth in section 10.1 of the Confirmed Plan are satisfied or waived, and (ii) that the Trustee, the Reorganized Debtor and the Studios are prepared to satisfy their respective Effective Date obligations, including, for example, the obligations under sections 4.1(b) and 4.2(b) of the Confirmed Plan to deliver or tender payment in full to the holders of Allowed Class 1 Claims and Allowed Class 2 Claims on the Effective Date, or (b) ten business days after the Confirmation Date.

1
Capitalized terms used but not otherwise defined herein are defined in the Joint Plan.

The form of Joint Plan attached hereto as Exhibit 1 is substantially identical to the form of plan filed as Docket No. 849.

7. Revesting of Debtor’s Property. Except as otherwise provided in the Joint Plan, the Plan Supplement Documents, or in this Order, on the Effective Date, in accordance with § 1141(b) and (c), all assets of the Debtor and the Estate shall be vested in the Reorganized Debtor free and clear of all Liens, Claims and interests, provided, however, that the Reorganized Debtor shall remain subject to the supervision and control of the Trustee until he is discharged and released from his duties and obligations as Trustee by Order of the Bankruptcy Court.
8. Assumed Contracts. As of the Effective Date, pursuant to section 9.1 of the Joint Plan and Bankruptcy Code §§ 365(a) and 1123(a)(5), the Debtor’s assumption of the Assumed Contracts3 shall be, and hereby is, approved. The Assumed Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtor in accordance with their respective terms, notwithstanding any provision in any such Assumed Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer. The deemed “cure amount” for the Assumed Contracts is Zero dollars ($0).
9. Implementation and Consummation of Joint Plan. In accordance with section 1142 of the Bankruptcy Code, the implementation and consummation of the Joint Plan (including execution and delivery of the Plan Supplement Documents) in accordance with its terms shall be, and hereby is, authorized and approved, and the Debtor, the Reorganized Debtor, the Trustee, the Studios, and any other person referenced in the Joint Plan shall be, and they hereby are, authorized, empowered and directed to issue, execute, deliver, file and record any documents, and to take any action necessary or appropriate to consummate the Joint Plan in accordance with its terms.
10. Plan Supplement Documents Approved; Covenant Not to Compete. The form and content of the Plan Supplement Documents that are attached to the Joint Plan and/or appended to Docket No. 854 are approved in their entirety. The parties are authorized, empowered, and directed to take any action necessary or appropriate to execute, deliver and consummate the Plan Supplement Documents. For Neal Harmon and Jeffrey Harmon to remain in management positions with the Reorganized Debtor, and as a condition to their continued employment with the Reorganized Debtor, each shall execute in favor of the Reorganized Debtor the one-year covenant not to compete in the business of “Self-Selected Viewing” in a form substantially similar to what is attached to Docket No. 854 as Exhibit A.
11. Settlement Agreement Approved. The Settlement Agreement between the Debtor, the Studios, and the Harmons, as that term is defined in the Joint Plan, is approved in all of its particulars pursuant to Bankruptcy Code § 1123(b)(3), Bankruptcy Rule 9019, and other applicable law. This Order shall be, and hereby is, deemed to constitute an Approval Order, as referenced and defined in the Settlement Agreement and the Joint Plan. Nonetheless, a separate Approval Order may be entered contemporaneous with this Confirmation Order.
12. Appeals in California Action Deemed Abandoned. As of the Effective Date, the Trustee, the Debtor, the Reorganized Debtor, and the Estate shall be deemed to have abandoned all appeals in the California Action. Within three (3) business days after the Effective Date, the Chapter 11 Trustee, on behalf of the Debtor and Reorganized Debtor, shall file a Notice of Voluntary Dismissal, and take all other steps necessary to dismiss all appeals in the Ninth Circuit, including Nos. 19-56174 and 20-55352.
13. Entry of this Confirmation Order and confirmation of the Joint Plan (A) does not constitute an adjudication (including allowance, disallowance, liquidation or estimation) of Proof of Claim No. 12 (the “ClearPlay Claim”), filed by ClearPlay, Inc. (“ClearPlay”) in this Bankruptcy Case, which ClearPlay Claim currently is unliquidated and is disputed by the Reorganized Debtor and by the Trustee, and (B) does not bar or release any claims that ClearPlay may assert based upon infringements, if any, committed by the Reorganized Debtor after the Effective Date of the Joint Plan (“Future Infringement”).  All respective rights, defenses and objections of ClearPlay, the Reorganized Debtor, the Trustee and other parties-in-interest are preserved with respect to the ClearPlay Claim and allegations of Future Infringement.
14. Payment of Statutory Fees. Until entry of an Order closing, dismissing or converting the Bankruptcy Case, any quarterly payments due to the office of the United States Trustee after the Effective Date of the Confirmed Plan shall be paid in accordance with 28 U.S.C. § 1930(a)(6).
15. Final Decree. A final decree may be entered as soon as practicable, and within the time limits set forth in Local Rule 3022-1.
16. Retention of Jurisdiction. Subject to sections 11.3, 11.4, and 12.8 of the Joint Plan, this Court shall retain exclusive jurisdiction, in accordance with the Joint Plan and sections 105(a) and 1142 of the Bankruptcy Code, with respect to all matters arising in, arising under or related to the Bankruptcy Case or Joint Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code, including but not limited to the matters described in sections 10.1, 10.2, 10.3 and 10.4 of the Joint Plan.
17. Exclusive Jurisdiction to Interpret and Enforce the Joint Plan and the Plan Supplement Documents.  Subject to section 3.G of the Settlement Agreement and sections 11.3, 11.4 and 12.18 of the Joint Plan, the Studios shall enforce exclusively in the Bankruptcy Court (A) the Express Covenants specified in sections 7.2 and 7.3 of the Joint Plan and/or under section 2 of the Settlement Agreement, (B) the Studios’ rights and remedies under sections 4.B.2 and 4.E of the Settlement Agreement, and (C) all of the Studios’ rights and remedies under this Confirmation Order, the Joint Plan, the Plan Supplement Documents (including, the Settlement Agreement, the Note, the Security Agreement and the Stock Pledge and Security Agreement referenced under section 6.C of the Settlement Agreement) and the Compliance Lien.  Subject only to the exceptions noted in sections 4.B.1.a and 4.B.1.b of the Settlement Agreement (and subject to section 3.G of the Settlement Agreement and sections 11.3, 11.4 and 12.18 of the Joint Plan) the Bankruptcy Court shall have, and retain, exclusive and continuing jurisdiction to enforce and interpret this Confirmation Order, the Joint Plan, the Plan Supplement Documents (including, the Settlement Agreement, the Note, the Security Agreement and the Stock Pledge and Security Agreement) and the Compliance Lien.  The Bankruptcy Court’s exclusive jurisdiction as specified in this Confirmation Order, in the Joint Plan and the Settlement Agreement shall continue in full force and effect notwithstanding entry of a final decree and/or entry of an order closing this Bankruptcy Case.  The Studios, the Reorganized Debtor and other parties in interest shall have the right, as specified in section 11.5(c) of the Joint Plan, to reopen the Bankruptcy Case to the extent necessary to enforce their respective rights and/or enforce their respective remedies.

The “Assumed Contracts” means: any executory contract or unexpired lease which (i) has not expired by its own terms on or prior to the Confirmation Date, (ii) has not been assumed and assigned or rejected with the approval of the Bankruptcy Court on or prior to the Confirmation Date, (iii) is not the subject of a motion to assume or reject which is pending at the time of the Confirmation Date, or (iv) is not the basis of a Credit Holders’ Claim.

18. Notice of Entry of Confirmation Order. Pursuant to Bankruptcy Rules 2002(f)(7), 2002(f)(7) and 3020(c)(2), on or before the fifth Business Day following the date of entry of this Confirmation Order, the Debtor and/or the Trustee shall serve notice of entry of this Confirmation Order on all creditors, the United States Trustee and other parties-in-interest, by causing such notice of entry to be delivered to such parties by CM/ECF notice and/or via first-class mail, postage prepaid, provided, however, that notice of Entry of the Confirmation Order may also be provided by posting such notice to the Debtor’s “bankruptcy blog” maintained on its website, and no further notice need be given to holders of Class 4 Claims or Class 5 Interests. No other or further notice shall be necessary.
19. Notice of Effective Date to be Given by the Debtor or Trustee. Within five Business Days following the occurrence of the Effective Date, the Reorganized Debtor and/or the Trustee shall file notice of the occurrence of the Effective Date with the Court. No other or further notice of the Effective Date shall be necessary.
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